Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED SUPPLY AGREEMENT

This Amended and Restated Supply Agreement (“Agreement”) is entered into as of May 3, 2019 (“Execution Date”), by and between FTS International Services, LLC, a Texas limited liability company (“FTSI”), and Covia Holdings Corporation, a Delaware corporation (“Supplier”) with effect from and after April 1, 2019 (the “Effective Date”).  FTSI and Supplier are sometimes each herein referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, FTSI and Technisand, Inc., a Delaware corporation (“Technisand”), previously entered into that certain Supply Agreement, dated as of September 5, 2013 (“Original Supply Agreement”), pursuant to which Technisand sold certain products to FTSI and FTSI purchased such products from Technisand, on the terms and conditions set forth in the Original Supply Agreement;

WHEREAS, FTSI and Technisand entered into the (i) First Amendment to the Original Supply Agreement, dated as of March 27, 2014 (“First Amendment”); (ii) Second Amendment to the Original Supply Agreement, as amended, dated as of May 1, 2015 (“Second Amendment”); (iii) Third Amendment to the Original Supply Agreement, as amended, dated as of January 1, 2016 (“Third Amendment”); (iv) Fourth Amendment to the Original Supply Agreement, as amended, dated as of July 29, 2016 (“Fourth Amendment”); (v) Fifth Amendment to the Original Supply Agreement, as amended, dated as of October 1, 2016 (“Fifth Amendment”); and (vi) Sixth Amendment to the Original Supply Agreement, as amended, dated as of April 1, 2017 (“Sixth Amendment”) (the Original Supply Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, being referred to herein as the “Prior Supply Agreement”);

WHEREAS, as of June 1, 2018, Technisand became an Affiliate (as defined below) of Supplier (f/k/a Unimin Corporation);

WHEREAS, FTSI has requested relief from its obligations under the Prior Supply Agreement, including its minimum purchase requirements, and has requested that Supplier renegotiate its purchase obligations to a lower amount than that provided under the Prior Supply Agreement; and

WHEREAS, pursuant to the above, the Parties desire to hereby amend and restate the Prior Supply Agreement and enter into and be bound by the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the recitals above and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows, with effect from and after the Effective Date:

1.	DEFINITIONS AND ATTACHMENTS

1.1Definitions.  In addition to terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“2018 Shortfall Payments” is defined in Section 2.4(c).

“[***]SV Vendor(s)” is defined in Section 2.2(b)(ii)(3).

“Accept” or “Acceptance” or “Accepted” shall occur or mean when Supplier responds or has responded to FTSI in writing or by email to accept a Weekly Forecast or Purchase Order from FTSI.

“Affiliate” in relation to either Party, means any other Person controlled by, controlling or under common control with such Party, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of more than 50% of the voting securities, by contract or otherwise.  Notwithstanding the foregoing, for so long as Supplier is a publicly-traded company, Supplier’s shareholders shall not be “Affiliates” of Supplier or its direct or indirect subsidiaries.

“Agreement” is defined in the preamble.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Fort Worth, Texas are authorized or required by law to close.

“Calendar Quarter” means each calendar quarter period within the following dates: starting on January 1 and ending on March 31, starting on April 1 and ending on June 30, starting on July 1 and ending on September 30, and starting on October 1 and ending on December 31 during the Term; each calculated on a prorated basis for any partial periods, as needed.

“Calendar Week” means each seven (7)-day period during each month of each Calendar Quarter running from Monday to Sunday, or each prorated portion thereof, as needed, depending on the day of the week when each Calendar Quarter begins and ends.

“Commercially Reasonable Efforts” means that Supplier will assess its operational and capacity constraints, the market, and its current and expected supply commitments to make decisions that are commercially reasonable for it when deciding whether to perform, and shall not require that Supplier use all efforts or its best efforts, and Supplier shall not be required to incur material expenditures, open new mines or facilities to expand its capacity, reopen mines or facilities that have been idled by Supplier, or take any action that Supplier reasonably determines to be detrimental to its current or future business or financial interests.

“Committed Tons Efforts” means that Supplier will assess Buyer’s request using the following levels of effort: (i) if Buyer’s request relates to the supply of Product amounts that if filled would be at or below the Quarterly Minimum Purchase Requirement for such Calendar Quarter, Supplier will assess its operational and capacity constraints and its current supply commitments when deciding whether to perform, and shall not require that Supplier use all efforts or its best efforts, and without an obligation to incur any material expenditures, open new mines or facilities to expand its capacity, or reopen mines or facilities that have been idled by Supplier, or to take any action that Supplier reasonably determines to be detrimental to its current business or financial interests; or (ii) if Buyer’s request relates to the supply of Product amounts that if filled would be above the Quarterly Minimum Purchase Requirement for such Calendar Quarter, then Supplier shall use its Commercially Reasonable Efforts to fulfill such request.

“Competitive Offer” is defined in Section 2.2(b)(ii)(1).

“Confidential Information” is defined in Section 6.1.

“Contract Period” means each calendar year period starting on January 1 and ending on December 31 during the Term, calculated on a prorated basis for any partial periods, as needed, including for the first Contract Period of the Term, which shall start on the Effective Date and continue until December 31 of such calendar year.

“Decline” or “Declined” shall occur or mean when Supplier responds or has responded in writing or by email to decline a Purchase Order from FTSI.

“Defect” or “Defective” means Product that does not comply in all material respects with the applicable Specifications at the time of Delivery.

“Delegate” is defined in Section 2.5(a).

“Delivery” is defined in Section 2.6.

“Dispute Due Date” is defined in Section 3.1(a).

“Due Date” is defined in Section 3.1(a).

“Effective Date” is defined in the preamble.

“Excess Minimum Supply Tons” is defined in Section 2.1(e).

“Excess Tons” is defined in Section 2.1(b)(ii).

“Execution Date” is defined in the preamble.

“Fifth Amendment” is defined in the recitals.

“First Amendment” is defined in the recitals.

“Force Majeure” in relation to either Party means any circumstances beyond the reasonable control of such Party, including war (whether declared or undeclared), acts of God, including flood, storms and earthquakes, fire, embargoes, riots, civil disturbances, insurrection, sabotage, injunctions, court orders and acts of terror, unavoidable delay in rail transportation, and any temporary or permanent changes in any and all applicable federal, state, municipal, provincial and local laws, rules and regulations, including but not limited to a government restriction or moratorium on hydraulic fracturing.

“Forfeited Tons” is defined in Section 2.8(c).

“Fourth Amendment” is defined in the recitals.

“FTSI” is defined in the preamble.

“FTSI Indemnified Party” is defined in Section 9.1(a).

“Indemnified Party” is defined in Section 9.1(a).

“Indemnifying Party” is defined in Section 9.1(a).

“Losses” is defined in Section 9.1(a).

“LT ROFR Tons” is defined in Section 2.1(f)(i).

“Make Whole Payment” is defined in Section 2.4(b).

“Mesh Limits” is defined in Section 2.1(c)(i).

“Minimum Purchase Requirement” means, with respect to a Product and a Contract Period, the amounts listed under the column titled “Minimum Purchase Requirement” as set forth on Annex A for such Product in such Contract Period, calculated on a prorated basis for any partial periods, as needed, including for the first Contract Period of the Term, in which the Minimum Purchase Requirements related to Q1 2019 shall not apply and the Minimum Purchase Requirement for the first Contract Period shall be reduced by twenty-five percent (25%); provided, however that such quantities shall be adjusted proportionally if the Parties agree to amend the Relative Product Quantities pursuant to Section 2.1(e), but the amount of the Minimum Purchase Requirement in total shall not be adjusted unless otherwise agreed to pursuant to Section 2.1(e).

“Next Price Adjustment Period” is defined in Section 2.2(b)(iii).

“Next Subsequent Price Adjustment Period” is defined in Section 2.2(b)(iii).

“Northern White Sand” means frac sand that meets the Specifications for Northern White Sand Products, including sand mined from Supplier’s current and future mines located in the Wisconsin, Missouri, Minnesota, Illinois and Oklahoma regions.

“Oklahoma Regional Sand” means frac sand that meets the Specifications for Oklahoma Regional Sand Products, including sand mined from Supplier’s current and future mines located in the Oklahoma region, including but not limited to the mines located in Seiling, Oklahoma and Roff, Oklahoma.

“Open Purchase Orders” is defined in Section 8.4(a).

“Original Supply Agreement” is defined in the recitals.

“Oversupply Credit” is defined in Section 2.1(b)(ii).

“Party” and “Parties” are defined in the preamble.

“Person” or “person” means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

“Price Adjustment Date” means the following dates: January 1, February 15, April 1, May 15, July 1, August 15, October 1 and November 15 during the Term.  For the first Contract Period commencing on the Effective Date, the first Price Adjustment Date shall be May 15, 2019.

“Price Adjustment Period” means each approximately forty-five (45) day period during the Term, starting on each Price Adjustment Date and continuing until, but not including, the next Price Adjustment Date, calculated on a prorated basis for any partial periods, as needed. For the first Contract Period commencing on the Effective Date, the first Price Adjustment Period shall commence on May 15, 2019.

“Price Negotiation Period” is defined in Section 2.2(b)(i).

“Prior Supply Agreement” is defined in the recitals.

“Production Sample” is defined in Section 5.2.

“Product(s)” means, whether singular or plural, Supplier’s Northern White Sand, West Texas Regional Sand, Oklahoma Regional Sand and Resin-Coated Products.

“Proposed Prices” is defined in Section 2.2(b)(i).

“Purchase Order” means the document(s) in the form attached hereto and incorporated herein as Annex E, pursuant to which FTSI orders the requested grade and quantity of Product from Supplier, and which specifies the desired terminal Delivery location and Delivery date; provided, however, that, except as provided in Section 2.7, no Purchase Order shall have the effect of amending or modifying the terms of this Agreement or waiving performance under this Agreement.

“Purchase Price” is defined in Section 2.2(a).

“Purchase Shortfall” is defined in Section 2.4(a).

“Q1 2019” is defined in Section 2.4(d).

“Q1 2019 Shortfall Payment” is defined in Section 2.4(d).

“Q2 2018” is defined in Section 2.4(c)(i).

“Q3 2018” is defined in Section 2.4(c)(ii).

“Q4 2018” is defined in Section 2.4(c)(ii).

“Quality Standard” means Product meeting the requirements of testing performed under API RP-19C, existing now or as amended, and excluding the application of such standard to any 100 mesh Products.

“Quarterly Forecast” is defined in Section 2.8(a).

“Quarterly Minimum Purchase Requirement” means, with respect to a Product and a Calendar Quarter, the amounts listed under the column titled “Quarterly Minimum Purchase Requirement” as set forth on Annex A for such Product in such Calendar Quarter, calculated on a prorated basis for any partial periods, as needed, including for the first Contract Period of the Term, which shall have three remaining Calendar Quarters, each at the Quarterly Minimum Purchase Requirement; provided, however, that such quantities shall be adjusted proportionally if the Parties agree to amend the Relative Product Quantities pursuant to Section 2.1(e), but the amount of the Quarterly Minimum Purchase Requirement in total shall not be adjusted unless otherwise agreed to pursuant to Section 2.1(e).

“Quarterly Reservation Fee” is defined in Section 2.3(a).

“Quarterly Restructuring Fee” is defined in Section 2.3(b).

“Relative Product Quantities” is defined in Section 2.1(e).

“Released Party” is defined in Section 10.12.

“Releasing Party” is defined in Section 10.12.

“Reservation Fee” is defined in Section 2.3(a).

“Reservation Fee Credit” is defined in Section 2.3(c).

“Resin-Coated Products” means the types and grades of resin-coated frac sand sold by Supplier and as set forth on Annex C to this Agreement, attached hereto and incorporated herein.

“Resin-Coated Sand” means raw sand that is coated with resin and is sold by a third party that is comparable to any of the Resin-Coated Products, including but not limited to products offered for sale by Preferred Sands, Inc., Hexion Inc. and Badger Mining Corporation.

“Restructuring Fee” is defined in Section 2.3(b).

“Restructuring Fee Credit” is defined in Section 2.3(d).

“Restructuring Fee Installment” is defined in Section 2.3(b).

“ROFR Notice” is defined in Section 2.1(f)(i).

“ROFR Period” is defined in Section 2.1(f)(i).

“ROFR Tons” is defined in Section 2.1(f)(i).

“Sand Product(s)” means, whether singular or plural, Supplier’s Northern White Sand, West Texas Regional Sand and Oklahoma Regional Sand.

“Second Amendment” is defined in the recitals.

“Similar Vendor” is defined in Section 2.2(b)(ii)(1)(x).

“Similarly Situated Terminal” means a third party terminal that, with respect to a terminal where Supplier delivers applicable Products under this Agreement to FTSI, is [***] located within a [***]-mile radius of Supplier’s terminal.

“Sixth Amendment” is defined in the recitals.

“Specifications” means the specifications for the Products as set forth on Annex D, attached hereto and incorporated herein.

“ST ROFR Tons” is defined in Section 2.1(f)(i).

“Supplier” is defined in the preamble.

“Supplier Direct Sale” is defined in Section 2.5(b).

“Supplier Indemnified Party” is defined in Section 9.1(a).

“Supply Shortfall Amount” means, with respect to a Calendar Quarter, the aggregate amount of Product ordered by FTSI in such Calendar Quarter that Supplier Declined, failed to Accept or failed to supply after Acceptance, less any amounts for Purchase Orders (i) that were Declined by Supplier for any of the reasons allowed under Section 2.1(b),  Section 2.1(c), Section 2.1(d), Section 2.1(f)(iv), Section 2.7(b) and Section 2.8(d); (ii) that were Declined by Supplier because of, or the failure to supply was due to, a Force Majeure event; or (iii) for amounts where such failure to supply was caused by FTSI.

“Supply Shortfall Credit Amount” is defined in Section 2.10(a).

“Supply Shortfall Payment Amount” is defined in Section 2.10(a)(ii).

“Technisand” is defined in the recitals.

“Term” means the period commencing on the Effective Date and ending on December 31, 2024.

“Third Amendment” is defined in the recitals.

“Third Party ROFR Offer” is defined in Section 2.1(f)(ii).

“Weekly Forecast” is defined in Section 2.8(b).

“Weekly Maximum Amount” means, with respect to a Product and a Calendar Week, the amounts listed under the column titled “Weekly Maximum Amount” as set forth on Annex A for such Product in such Calendar Week, calculated on a prorated basis for any partial Calendar Weeks during any Calendar Quarter, as needed, including for the first Contract Period of the Term, which shall have three remaining Calendar Quarters each with thirteen Calendar Weeks at the Weekly Maximum Amount; provided, however, that such quantities shall be adjusted proportionally if the Parties agree to amend the Relative Product Quantities pursuant to Section 2.1(e), but the amount of the Weekly Maximum Amount in total shall not be adjusted unless otherwise agreed to pursuant to Section 2.1(e).

“West Texas Regional Sand” means frac sand that meets the Specifications for West Texas Regional Sand Products, including sand mined from Supplier’s current and future mines in the Permian Basin region of West Texas, including but not limited to those located in Kermit, Texas and Crane, Texas.

1.2Rules of Interpretation. As used in this Agreement, unless expressly stated otherwise, references to (a) “including” or words of similar import mean “including, without limitation”; (b) “or” means “either or both”; (c) a “party” or “Party” means FTSI or Supplier, as the context may require, and “parties” or “Parties” means FTSI and Supplier and (d) “day” or “days” means calendar days unless specified as a “Business Day.” Unless otherwise specified, all references in this Agreement to Articles or Sections are deemed references to the corresponding Articles or Sections in this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Unless the context otherwise requires, a “Purchase” or “purchase” occurs pursuant to this Agreement when FTSI shall have submitted a Purchase Order for a Product, Supplier shall have Accepted such Purchase Order and such Product shall have been loaded onto FTSI’s trucks or other means of transport.

1.3Attachments.  The following attachments will be deemed a part of this Agreement, and all of which shall be governed by the terms and conditions of this Agreement:

(a)ANNEX A – Minimum Purchase Requirements

(b)ANNEX B.1 – Northern White Sand Purchase Price

(c)ANNEX B.2 – West Texas Regional Sand Purchase Price

(d)ANNEX B.3 – Oklahoma Regional Sand Purchase Price

(e)ANNEX C – Resin-Coated Products Purchase Price

(f)ANNEX D – Product Specifications

(g)ANNEX E – Form of Purchase Order

2.	PRODUCTS

2.1Minimum Purchase Requirements.

(a)FTSI Purchase Requirements.  During each Calendar Quarter, FTSI shall purchase the Quarterly Minimum Purchase Requirement from Supplier.

(b)Supplier Supply Obligations.

(i)Subject to Sections 2.1(c) and 2.1(d) and otherwise on the terms and subject to the conditions set forth in this Agreement, during each Calendar Quarter, Supplier shall supply the amount of Product that is ordered by FTSI in accordance with this Agreement up to the Quarterly Minimum Purchase Requirement and, during each Contract Period, Supplier shall supply the amount of Product that is ordered by FTSI in accordance with this Agreement up to the Minimum Purchase Requirement. For the avoidance of doubt, Supplier shall not be obligated to supply more than the Quarterly Minimum Purchase Requirement during any Calendar Quarter, or more than the Minimum Purchase Requirement during any Contract Period on a cumulative basis, as further provided in this Section 2.1(b)(i), and shall be able to meet its obligations to supply through any of its Affiliates or from any of its mines that produce the Products. If FTSI purchases Product from an Affiliate of Supplier, FTSI shall receive credit under this Agreement for all purposes as if such Product had been purchased from Supplier. Supplier shall, in its sole discretion, have the right to Decline Purchase Orders for Products to the extent that delivery of Product thereunder would cause the amount supplied pursuant to such Purchase Order to exceed the Quarterly Minimum Purchase Requirement for the applicable Calendar Quarter, or the Minimum Purchase Requirement for the applicable Contract Period on a cumulative basis. Notwithstanding the preceding provisions of this Section 2.1(b)(i), Supplier shall use its Commercially Reasonable Efforts to supply Sand Product in excess of the applicable Quarterly Minimum Purchase Requirements if ordered by FTSI, up to a cumulative total of [***] tons of Sand Products for the Contract Period in question.  Notwithstanding anything in this Agreement to the contrary, once Supplier has supplied a cumulative total of [***] tons of Sand Products under this Agreement during any Contract Period, Supplier shall not be required to supply FTSI with any additional Sand Product for the remainder of that Contract Period, shall not be required to take any action under this Agreement during such Contract Period in respect of supplying Sand Products, shall not be required to use Committed Tons Efforts or Commercially Reasonable Efforts to take any action under this Agreement during such Contract Period, and shall be able to Accept or Decline any Purchase Orders or requests during the remainder of such Contract Period, each in its sole discretion and for any reason, and all without penalty under this Agreement.

(ii)If Supplier Accepts a Purchase Order to supply Sand Products to FTSI in excess of the Quarterly Minimum Purchase Requirement in a Calendar Quarter up to an incremental [***] additional tons (“Excess Tons”), (a) FTSI shall receive credit pursuant to Section 2.3(d) for such Excess Tons in such Calendar Quarter and (b) Supplier shall receive credit pursuant to Section 2.10 against any Supply Shortfall Amount in such

Calendar Quarter (such credit in favor of Supplier for Excess Tons, together with the credit provided to Supplier for supplying above the Mesh Limits pursuant to Section 2.1(c)(ii), for supplying above the Weekly Maximum Amount pursuant to Section 2.1(d)(ii), and for supplying any Forfeited Tons pursuant to Section 2.8(b), together being the “Oversupply Credit”).

(c)Mesh Limits.

(i)Notwithstanding anything in this Agreement to the contrary, Supplier shall not be obligated to Accept a Purchase Order to the extent that if Accepted would result in either of the following limitations being exceeded in any Calendar Quarter (together, the “Mesh Limits”):

(1)Not more than [***]%) of the Northern White Sand Products shall be in any single mesh size; and

(2)Not more than [***]%) of either of West Texas Regional Sand or Oklahoma Regional Sand Products shall be in 40/70 mesh size.

(ii)Supplier shall use its Committed Tons Efforts to Accept, but shall still be able to Decline, any portions of orders for amounts above the Mesh Limits without penalty and FTSI shall not receive credit pursuant to Section 2.3 for any such Purchase Order that is Declined. If Supplier Accepts a Purchase Order and supplies Sand Products in excess of the Mesh Limits in a Calendar Quarter, FTSI shall receive credit for such excess quantity purchased pursuant to Sections 2.3(c) or 2.3(d), as applicable, and Supplier shall receive credit for such tons against any Supply Shortfall Amount in such Calendar Quarter pursuant to Section 2.10.  Further, even if Supplier Accepts a Purchase Order for an amount above the Mesh Limit during such Calendar Quarter, Section 2.1(b) shall still apply to the total purchases for the Calendar Quarter and Contract Period in question on a cumulative basis.

(iii)Application of each Mesh Limit shall be calculated separately and determined each Calendar Week and each Calendar Quarter based on Purchase Orders Accepted by Supplier to date for that applicable Calendar Week or Calendar Quarter, using either the Weekly Maximum Amount and/or the Quarterly Minimum Purchase Requirement as the applicable denominator.

(d)Weekly Maximum Amount.

(i)Notwithstanding anything in this Agreement to the contrary, Supplier shall not be obligated to Accept and shall have the right to Decline without penalty under this Agreement, any Purchase Order to the extent that if Accepted would result in the Weekly Maximum Amount being exceeded in any Calendar Week, or would result in the Quarterly Minimum Purchase Requirement being exceeded for the Calendar Quarter in question on a cumulative basis, based on Supplier having Accepted Purchase Orders for amounts that exceeded prior Weekly Maximum Amounts in prior Calendar Weeks during such Calendar Quarter.

(ii)Supplier shall use its Committed Tons Efforts to Accept, but shall still be able to Decline, any orders above the Weekly Maximum Amount without penalty and FTSI shall not receive credit pursuant to Section 2.3 for any such Purchase Order that is Declined. If Supplier Accepts a Purchase Order and supplies Sand Products in excess of the Weekly Maximum Amount in a Calendar Week, FTSI shall receive credit for such excess quantity purchased pursuant to Sections 2.3(c) or 2.3(d), as applicable, and Supplier shall receive credit in such Calendar Quarter for such tons against any Supply Shortfall Amount pursuant to Section 2.10. Further, even if Supplier Accepts a Purchase Order for an amount above the Weekly Maximum Amount during such Calendar Quarter, Section 2.1(b) shall still apply to the total purchases for the Calendar Quarter and Contract Period in question on a cumulative basis.

(e)Adjustments to Minimum Purchase Requirements, Relative Product Quantities and Mesh Limits. Prior to the commencement of each Contract Period, other than the Contract Period commencing on the Effective Date, the Parties shall review (i) the Mesh Limits, (ii) the amount of the Quarterly Minimum Purchase Requirement allocated to each Sand Product (the “Relative Product Quantities”), which, as of the Effective Date, is [***]% West Texas Regional Sand and [***]% Northern White Sand and (iii) if requested by FTSI, Supplier’s ability to supply Product to FTSI in excess of the Minimum Purchase Requirement (“Excess Minimum Supply Tons”), and shall negotiate reasonably and in good faith with respect to adjusting the Mesh Limits and the Relative Product Quantities and Supplier’s ability to supply Excess Minimum Supply Tons for the next Contract Period in order to align the Mesh Limits, Relative Product Quantities and the amount of Product FTSI may purchase hereunder from Supplier as compared with the actual demand of FTSI’s customers to the greatest extent possible between the Parties, subject to the ability of Supplier to produce such Products using its Commercially Reasonable Efforts and still meet its other commitments. If the Parties are not able to mutually agree on amendments to the Mesh Limits of any Product, Relative Product Quantities or Excess Minimum Supply Tons prior to the commencement of a Contract Period, then the Mesh Limits, Relative Product Quantities and the Minimum Purchase Requirements then in effect for such Product shall remain the same for the next Contract Period.  If both Parties agree to adjust the Mesh Limits, Relative Product Quantities and/or Excess Minimum Supply Tons for the next Contract Period in question pursuant to this Section 2.1(e), such mutual agreement shall be documented in writing and executed by authorized officers of both Parties.

(f)Right of First Refusal.

(i)If, during any Calendar Quarter, (A) FTSI should require Products in excess of its Quarterly Minimum Purchase Requirement for such Products in such Calendar Quarter for use in any region of the United States, and (B) FTSI is not subject to a binding contractual commitment to purchase such Products from a third party that was entered into before the Effective Date (such amounts, the “ROFR Tons”), then FTSI shall promptly notify Supplier in writing, which notice shall include a reasonably detailed description of the ROFR Tons required, the date by which such Products are needed (if such requested Delivery date is within eighteen (18) days of the ROFR Notice, “ST ROFR Tons,” and if such requested Delivery date is greater than eighteen (18) days of the ROFR Notice, “LT ROFR Tons”), the specifications therefor and other information reasonably necessary for Supplier to make a reasonably complete and responsive proposal for the provision of such

ROFR Tons, and FTSI shall send such notice to Supplier at [***]@coviacorp.com, and for notice to be provided after regular business hours or on the weekends and holidays, an email to [***]@coviacorp.com and a phone call to follow to 1-888-[***] (“ROFR Notice”).  For a period of two (2) days for ST ROFR Tons, and three (3) days for LT ROFR Tons, each period to end at 5:00 Central Time on such day indicated following the day on which the ROFR Notice was received, following delivery of a ROFR Notice by FTSI to Supplier (as applicable, “ROFR Period”), FTSI and Supplier shall engage in good faith negotiations during such ROFR Period for the supply of the ROFR Tons by Supplier, unless Supplier delivers written notice to FTSI that it does not wish to supply the ROFR Tons at any point within such ROFR Period in which case FTSI may purchase Product from another supplier without complying with Section 2.1(f)(ii).

(ii)If the Parties mutually agree within the ROFR Period, Supplier shall supply the ROFR Tons to FTSI pursuant to this Agreement. If the Parties do not mutually agree to the purchase and supply of the ROFR Tons under the terms of this Agreement within the ROFR Period, then FTSI may enter into any arrangement or agreement with any third party for the provision of the ROFR Tons (“Third Party ROFR Offer”); provided that the Parties mutually agree that the Third Party ROFR Offer, taken as a whole, is on terms that are more favorable to FTSI than those last offered by Supplier. If the Parties do not mutually agree that the Third Party ROFR Offer is on terms that are more favorable to FTSI than what is offered by Supplier as calculated for the offers taken as a whole, or if Supplier agrees to reasonably meet such Third Party ROFR Offer, then FTSI shall purchase such ROFR Tons from Supplier. The Parties agree that time is of the essence in evaluating Third Party ROFR Offers and that Supplier must respond with its agreement or disagreement as to whether the Third Party ROFR Offer is on terms that are more favorable to FTSI than those last offered by Supplier within the time periods set forth in Section 2.1(f)(i) or it will be deemed to have agreed that such Third Party ROFR Offer is more favorable to FTSI.

(iii)If after the application of this Section 2.1(f), FTSI purchases the ROFR Tons from Supplier, FTSI shall receive credit for such ROFR Tons pursuant to Sections 2.3(c) or 2.3(d), as applicable, and Supplier shall receive credit in such Calendar Quarter for such ROFR Tons against any Supply Shortfall Amount pursuant to Section 2.10. If after the application of this Section 2.1(f), FTSI purchases ROFR Tons from a third party pursuant to the Third Party ROFR Offer, FTSI shall not receive credit for such ROFR Tons pursuant to Sections 2.3(c) or 2.3(d), as applicable, notwithstanding anything else contained herein and even if Supplier mutually agrees that the Third Party ROFR Offer, taken as a whole, was on terms that were more favorable to FTSI than Supplier’s offer or Supplier otherwise Declined to supply the ROFR Tons.

(iv)Supplier shall use its Commercially Reasonable Efforts to supply ROFR Tons to FTSI pursuant to this Section 2.1(f).

2.2Price and Price Adjustments.

(a)Price.  As of the Effective Date, subject to the provisions of Section 2.2(b) below, the price for the Products will be as follows (all together or as applicable, the “Purchase Price”):

(i)Northern White Sand.  The purchase price per ton of the Northern White Sand Products shall be the price set forth on Annex B.1 attached hereto.

(ii)West Texas Regional Sand.  The purchase price per ton of the West Texas Regional Sand Products shall be the price set forth on Annex B.2 attached hereto.

(iii)Oklahoma Regional Sand.  The purchase price per ton of the Oklahoma Regional Sand Products shall be the price set forth on Annex B.3 attached hereto.

(iv)Resin-Coated Products.  The purchase price per ton of the Resin-Coated Products shall be the price set forth on Annex C attached hereto.

(b)Price Adjustments.

(i)Price Adjustment Periods.  At least [***] days prior to each Price Adjustment Date, beginning with the Price Adjustment Date occurring on May 15, 2019, Supplier shall provide written notice to FTSI if there are any changes to the Purchase Price it proposes to charge for each Product during the Price Adjustment Period that commences on such Price Adjustment Date (“Proposed Prices”) (the at least [***]-day period between the date when Supplier has delivered the Proposed Prices and the date ending [***]) days before such Price Adjustment Date being the “Price Negotiation Period”). FTSI shall respond to the Proposed Prices within [***] days after receipt of the Proposed Prices by written notice to Supplier by email to [***]@coviacorp.com, and for notice to be provided after regular business hours or on the weekends and holidays, an email to [***]@coviacorp.com and a phone call to follow to 1-888-[***]. The Parties shall negotiate reasonably and in good faith during the Price Negotiation Period with respect to any requested adjustments to such Proposed Prices. The Purchase Prices agreed to by the Parties pursuant to this Section 2.2(b)(i) for a Price Adjustment Period shall be applicable to Product purchased during such Price Adjustment Period, regardless of when the applicable Purchase Order was issued or Accepted. If the Parties are unable to mutually agree on adjustments to the Purchase Price of any Product by the end of the Price Negotiation Period, then the Purchase Price for the next Price Adjustment Period shall change to the Proposed Prices for the next such Price Adjustment Period.

(ii)Competitive Offers.  One time during each Price Negotiation Period, beginning with the Price Negotiation Period immediately preceding the Price Adjustment Date occurring on May 15, 2019, if FTSI is able to obtain Competitive Offers for a Product from at [***] Similar Vendors, then, pursuant to this Section 2.2(b)(ii), FTSI will have the right to request a price adjustment for the next Price Adjustment Period or, in the alternative, to procure such Products from a [***]SV Vendor pursuant to such Competitive Offer, as long as each of the following conditions are met:

[***]

(iii)[***]. Any revised price agreed to by the Parties pursuant to this Section 2.2(b) shall be in effect only upon and through the next Price Adjustment Period and last until the end of such next Price Adjustment Period (“Next Price Adjustment Period”). If the Parties agree on a revised price for the Next Price Adjustment Period pursuant to

Section 2.2(b)(ii), and if there is a determination that Section 2.2(b)(ii) applies again and the Parties are unable to mutually agree on a revised price for the Price Adjustment Period after the Next Price Adjustment Period (“Next Subsequent Price Adjustment Period”), then the pricing for the Next Subsequent Price Adjustment Period shall be the Proposed Price offered at that time by Supplier for such period.

2.3Reservation Fees and Restructuring Fees.

(a)Reservation Fee Payments.  During each Contract Period, FTSI shall pay to Supplier a reservation fee in immediately available funds in an annual amount of $[***] (each, a “Reservation Fee”); provided, however, that for the Contract Period beginning on the Effective Date only, the Reservation Fee shall be reduced by twenty-five percent (25%). The Reservation Fee for each Contract Period shall be due and payable on or before the tenth Business Day of January of each Contract Period during the Term; provided, however, that for the Contract Period beginning on the Effective Date, the Reservation Fee shall be due and payable on or before the third Business Day following the Execution Date. After a Reservation Fee payment has been paid to Supplier, twenty-five percent (25%) of such Reservation Fee (or one-third (1/3) of such Reservation Fee in the case of the Contract Period beginning on the Effective Date) shall be allocated to each Calendar Quarter in the Contract Period to which such Reservation Fee relates (“Quarterly Reservation Fee”) and shall be credited on a per ton basis against FTSI’s account pursuant to Section 2.3(c).  For clarity, the Parties agree that there shall only be three (3) Calendar Quarters in the Contract Period beginning on the Effective Date.

(b)Restructuring Fee Payments. As partial consideration for Supplier entering into this Agreement and as consideration for Supplier’s release of FTSI from certain of its obligations under the Prior Supply Agreement pursuant to Section 10.12 and for Supplier resolving certain outstanding matters under the Prior Supply Agreement, FTSI agrees to pay Supplier an aggregate amount of $[***] (“Restructuring Fee”). The Restructuring Fee shall be paid in six (6) equal installments of $[***] (each, a “Restructuring Fee Installment”) in immediately available funds on or before the tenth Business Day of January of each Contract Period; provided, however, that for the Contract Period beginning on the Effective Date, the applicable Restructuring Fee Installment shall be due and payable on or before the third Business Day following the Execution Date. After a Restructuring Fee Installment has been paid to Supplier, twenty-five percent (25%) of such Restructuring Fee Installment shall be allocated to each Calendar Quarter in the Contract Period to which such Restructuring Fee Installment relates (“Quarterly Restructuring Fee”) and shall be credited on a per ton basis against FTSI’s account pursuant to Section 2.3(d), for up to a maximum of [***] Excess Tons in such Calendar Quarter (i.e., in excess of [***] tons, but not greater than an incremental [***] tons).  Notwithstanding the foregoing, twenty-five percent (25%) of the Restructuring Fee Installment for the Contract Period beginning on the Effective Date is deemed to have been allocated to the period beginning on January 1, 2019 and ended on March 31, 2019, with FTSI further deemed not to have made any purchases qualifying for the application of Restructuring Fee Credits during such period and with FTSI not having the right to apply Restructuring Fee Credits against such amount.

(c)Quarterly Reservation Fee Credits.  Subject to Supplier’s receipt of all Reservation Fees and all Restructuring Fees then due under this Agreement, during each Calendar Quarter, Supplier shall issue a credit of $[***] per ton for each ton of Sand Product eligible for a credit under this Section 2.3(c) up to [***] tons in such Calendar Quarter (“Reservation Fee Credit”), for an aggregate amount in each Calendar Quarter not to exceed such Calendar Quarter’s Quarterly Reservation Fee (provided that no more than the Quarterly Minimum Purchase Requirement of [***] tons of Sand Product in total in a Calendar Quarter shall be eligible for credit against the Reservation Fee) for the following:

(i)CREDIT FOR PURCHASES: For each ton of Sand Product purchased by FTSI during such Calendar Quarter, through any one of the following means:

(1)MINIMUM PURCHASE REQUIREMENTS: Sand Products purchased from Supplier up to the applicable Quarterly Minimum Purchase Requirement pursuant to Section 2.1(a), including Sand Products that are resold as set forth in Section 2.5(a);

(2)EXCESS PRODUCTS: Sand Products purchased from Supplier up to and in excess of the Mesh Limits and Weekly Maximum Amounts pursuant to Sections 2.1(c) and 2.1(d), including Sand Products that are resold as set forth in Section 2.5(a);

(3)ROFR TONS: ROFR Tons of Sand Products purchased from Supplier pursuant to Section 2.1(f)(iii);

(4)DELEGATE PRODUCTS: Sand Products purchased from Supplier through a Delegate as set forth in Section 2.5(a), and as documented by information provided to Supplier; and

(5)[***]SV VENDOR TONS: Sand Products purchased from a [***]SV Vendor in accordance with Section 2.2(b)(ii), and as documented by transaction receipts provided to Supplier.

(ii)CREDIT FOR SUPPLY SHORTFALLS: In a Calendar Quarter in which a positive Supply Shortfall Credit Amount (net of any Oversupply Credits) exists, FTSI shall receive a credit equal to the Reservation Fee Credit multiplied by the aggregate Supply Shortfall Credit Amount during such Calendar Quarter pursuant to Section 2.10.

(iii)CREDIT FOR SUPPLIER DIRECT SALES: In a Calendar Quarter in which a Supplier Direct Sale occurs, FTSI shall receive a credit equal to the Reservation Fee Credit multiplied by the aggregate quantity of Sand Product subject to Supplier Direct Sales during such Calendar Quarter pursuant to Section 2.5(b) up to the Quarterly Minimum Purchase Requirement, as documented by transaction receipts reflecting the amount of Sand Products used for such Supplier Direct Sales and provided to Supplier.

(d)Quarterly Restructuring Fee Credit.  Subject to Supplier’s receipt of all Reservation Fees and all Restructuring Fees then due under this Agreement and subject to FTSI meeting the Quarterly Minimum Purchase Requirement for such Calendar Quarter, during such Calendar Quarter, Supplier shall issue a credit of $[***] per ton for Sand Product purchased by FTSI from Supplier:

(i)under the circumstances described in Sections 2.3(c)(i)(2) and 2.3(c)(i)(3),

(ii)under the circumstances described in Section 2.3(c)(i)(4) provided that FTSI pumps such Sand Product, and

(iii)as Excess Tons, for up to a maximum of [***] Excess Tons in such Calendar Quarter (i.e., in excess of [***] tons, but not greater than an incremental [***] tons) (collectively, Sections 2.3(d)(i) through 2.3(d)(iii) comprise the “Restructuring Fee Credit”), for an aggregate amount in the Calendar Quarter of all Restructuring Fee Credits not to exceed such Calendar Quarter’s Quarterly Restructuring Fee. For the avoidance of doubt, FTSI shall not receive a Restructuring Fee Credit for any Resin-Coated Product purchases, Supply Shortfall, ROFR Tons that were Declined by Supplier or purchased from a third party pursuant to Section 2.1(f)(iii), purchases by Delegates under the circumstances described in Section 2.5(a) to the extent that FTSI does not pump such Sand Product, purchases from a [***]SV Vendor, and/or Supplier Direct Sales.

(e)For clarity, FTSI shall only receive Reservation Fee Credits and Restructuring Fee Credits in a Calendar Quarter in an aggregate amount up to the applicable Quarterly Reservation Fee or Quarterly Restructuring Fee for such Calendar Quarter, and FTSI will not have the ability to carry forward any Reservation Fee Credits or Restructuring Fee Credits for Sand Products in amounts above the applicable Quarterly Reservation Fee or Quarterly Restructuring Fee to apply against a future period, or to purchase additional Sand Products in a subsequent period above the amounts required to meet the applicable Quarterly Reservation Fee or Quarterly Restructuring Fee for that period to apply against a prior period.

(f)Supplier shall credit FTSI’s account within thirty (30) days after the end of each Calendar Quarter for any amounts to be credited to it as Reservation Fee Credits and Restructuring Fee Credits pursuant to Sections 2.3(c) and 2.3(d). FTSI may apply Reservation Fee Credits and Restructuring Fee Credits in its discretion to any amounts owing under this Agreement.

(g)Because each Reservation Fee is consideration for, among other things, Supplier reserving capacity for FTSI up to the Minimum Purchase Requirements, and Supplier agreeing to supply FTSI with frac sand up to the Minimum Purchase Requirements at the Purchase Price, each Reservation Fee is earned when paid and, subject to FTSI’s right to Reservation Fee Credits pursuant to Section 2.3(c), (i) Supplier is entitled to the full balance of each Reservation Fee regardless of FTSI’s orders in any Contract Period and (ii) in no event will Supplier be required to refund to FTSI any portion of any Reservation Fee. Unless Supplier terminates this Agreement pursuant to Section 8.3, Supplier’s right to retain Reservation Fees shall be its sole and exclusive remedy for FTSI’s failure to purchase Product up to an applicable Minimum Purchase Requirement or Quarterly Minimum Purchase Requirement. Supplier’s remedies in the event of a termination of this Agreement pursuant to Section 8.3 are governed by Section 8.4, and nothing in this Section shall limit such remedies in the event of termination.

(h)Because the Restructuring Fee is partial consideration for Supplier entering into this Agreement and is consideration for Supplier’s release of FTSI from certain of its obligations under the Prior Supply Agreement pursuant to Section 10.12 and for Supplier resolving outstanding matters under the Prior Supply Agreement, Supplier shall be entitled to the full amount of all Restructuring Fees regardless of the amount of FTSI’s purchases, subject to FTSI’s right to receive Restructuring Fee Credits pursuant to Section 2.3(d), if any.

(i)Each ton counted under Section 2.3(c) as a Reservation Fee Credit or under Section 2.3(d) as a Restructuring Fee Credit can only be counted once by any of the mechanisms listed in Sections 2.3(c) or 2.3(d). For clarity, notwithstanding FTSI’s right to receive Reservation Fee Credits or Restructuring Fee Credits in this Section 2.3, Supplier shall, subject to having used the amount of effort required to Accept such orders as provided for in this Agreement, have the right to Decline any orders that would result in the Delivery of Sand Product in a Calendar Quarter in excess of such applicable amounts.

2.4Purchase Shortfalls and Make Whole Payments For Resin-Coated Products; 2018 Shortfall Payments and 2019 Shortfall Payments.

(a)Purchase Shortfall for Resin-Coated Products. A  “Purchase Shortfall” for each Calendar Quarter shall be calculated for Resin-Coated Products as the difference [***]%) of FTSI’s requirements for Resin-Coated Sand and the amount of Resin-Coated Product that is actually purchased by FTSI during that Calendar Quarter. To determine whether a Purchase Shortfall occurred, FTSI shall report to Supplier all of its purchases of Resin-Coated Sand on a Calendar Quarter basis, and the Parties shall compare that amount to the Resin-Coated Products purchased by FTSI from Supplier during the same Calendar Quarter. FTSI shall only be able to apply purchases of Resin-Coated Products in a Calendar Quarter to the Quarterly Minimum Purchase Requirement for Resin-Coated Products against the Purchase Shortfall for Resin-Coated Products for such Calendar Quarter. FTSI may not carry forward any amount of Resin-Coated Products purchased above the Quarterly Minimum Purchase Requirement to apply against a Purchase Shortfall in a future period, and FTSI may not purchase additional Resin-Coated Products in a subsequent period above the amounts required to meet the Quarterly Minimum Purchase Requirement to cure a Purchase Shortfall from a prior period.

(b)Make Whole Payments for Resin-Coated Products.  Following the end of each Calendar Quarter, upon written notice of a Purchase Shortfall to FTSI by Supplier with respect to Resin-Coated Products, FTSI shall pay to Supplier as liquidated damages an amount (“Make Whole Payment”) equal to the amount of the Purchase Shortfall (expressed in tons) for Resin-Coated Products multiplied by $[***]. The Make Whole Payment shall be due and payable by FTSI for each Calendar Quarter within thirty (30) days of the end of the applicable Calendar Quarter, by wire transfer of immediately available funds to the account designated in writing by Supplier.

(c)2018 Shortfall Payments. As partial consideration for Supplier entering into this Agreement and as consideration for Supplier’s release of FTSI from certain of its obligations under the Prior Supply Agreement pursuant to Section 10.12 and for Supplier resolving outstanding matters under the Prior Supply Agreement, on the Effective Date, FTSI shall make a payment to Supplier in immediately available funds for FTSI’s failure to meet its minimum purchase requirements under the Prior Supply Agreement during calendar year 2018 (“2018 Shortfall Payments”) in a total amount equal to $[***], based on the following amounts:

(i)Q2 2018 Shortfall Payments. [***]; and

(ii)Q3 2018 and Q4 2018 Shortfall Payments. [***].

(d)Q1 2019 Shortfall Payments.  The Parties agree that no payments are due under the Prior Supply Agreement for any purchase shortfalls for the calendar quarter period from January 1, 2019 through the Effective Date under the Prior Supply Agreement (“Q1 2019”).  As partial consideration for Supplier entering into this Agreement and as consideration for Supplier’s release of FTSI from certain of its obligations under the Prior Supply Agreement related to Section 10.12 and for Supplier resolving outstanding matters under the Prior Supply Agreement related to Q1 2019, FTSI agrees that twenty-five percent (25%) of the 2019 Restructuring Fee Installment payment pursuant to Section 2.3(b) is related to this Q1 2019 period (“Q1 2019 Shortfall Payment”).

2.5Resale/Return of Product by FTSI; Sale to Customers.

(a)FTSI may sell to a third party any Product purchased under this Agreement. In addition, subject to Annex F and excluding Similar Vendors, FTSI may delegate to a third party the responsibility for managing FTSI’s frac sand purchases and logistics operations under this Agreement so long as FTSI is the entity purchasing the Product from Supplier and submitting the Purchase Orders to the Supplier for such purchases (“Delegate”). FTSI shall not provide any Delegate direct or indirect access to Supplier’s pricing information and FTSI shall ensure that Delegates are bound by written confidentiality obligations at least as restrictive as those contained herein and Delegates will only use such confidential information for the purpose of fulfilling FTSI’s obligations under the Agreement. The Parties agree that those entities listed on Annex F, attached hereto and incorporated herein, shall be approved as Delegates as of the Effective Date, subject to the additional conditions set forth in such Annex F. If requested by FTSI, Supplier will (i) use Commercially Reasonable Efforts to assist FTSI with Delivery schedules and Delivery locations for any Product sold by FTSI pursuant to this Section 2.5(a), as long as any additional transportation and logistics costs are paid for by FTSI; and (ii) cooperate with FTSI and its Delegate in facilitating the delegation of such responsibility and, to the extent provided in such delegation, cooperate with such Delegate in the purchase and Delivery of Products hereunder on FTSI’s behalf. For the avoidance of doubt, Product purchased by FTSI and then resold by FTSI and Product purchased by FTSI through a Delegate shall constitute Product purchased by FTSI for all purposes of this Agreement, and FTSI will receive credit for its Sand Products purchases to the extent and as provided in Sections 2.3(c) or 2.3(d), but only for the Sand Products that FTSI also pumps under Section 2.3(d). Nothing in this Section 2.5(a) will release FTSI from its payment obligations to Supplier for such Product sold by FTSI or purchased by FTSI’s Delegate, FTSI shall be responsible for any actions taken by a Delegate under this Agreement, and a Delegate, in its capacity as such, shall not be entitled to enforce Supplier’s obligations under this Agreement.

(b)In the event that an end-use customer of FTSI purchases Product directly or indirectly from Supplier and such Product is then pumped by FTSI (“Supplier Direct Sale”), the purchase of such Product by the end-use customer shall count towards fulfilling the applicable Quarterly Minimum Purchase Requirement, and FTSI shall receive credit for the quantity of Sand Product pumped by FTSI pursuant to Sections 2.3(c)(iii), but no credit will be provided pursuant to Section 2.3(d).

2.6Title and Risk of Loss. Title and risk of loss or damage to Products shall pass to FTSI pursuant to FCA Supplier’s terminal or other applicable Supplier facility (INCOTERMS 2010) when the Products are loaded by Supplier onto the trucks or other means of transportation designated by FTSI in the related Purchase Order at Supplier’s applicable transload facility or such other Supplier location as specified in the related Purchase Order (“Delivery”). Supplier warrants clear title to the Products at the time of Delivery, free from any and all liens or other encumbrances. Supplier is responsible for proper loading of the Product onto the FTSI-designated carrier, at Supplier’s expense.

2.7Purchase Orders.

(a)This Agreement shall control and govern all transactions between the Parties with respect to the sale and purchase of Products, whether under written Weekly Forecasts or Purchase Orders. The terms of this Agreement shall prevail over any terms in the Weekly Forecast, Purchase Order and any other communications and any additional or different terms within any of these shall have no force or effect. Notwithstanding the foregoing, the Parties may modify, amend or waive compliance with the terms of this Agreement in a Purchase Order if specific reference and identification is made to the provision of this Agreement to be modified, amended or waived and the intention to so modify, amend or waive this Agreement is conspicuously and explicitly stated and agreed to in a document executed by duly authorized officers of both Parties. Any such modification, amendment or waiver of this Agreement shall be effective for that Purchase Order only. Further, the Parties may modify, amend or waive compliance with the terms of a Weekly Forecast in a Purchase Order only for business terms like quantity, Product type, Delivery date and Delivery location if such change is agreed to by authorized representatives of both Parties and documented in an Accepted Purchase Order.  Printed terms and conditions contained in documents issued to FTSI by Supplier or from FTSI to Supplier with respect to the Products shall be of no force and effect and shall be superseded by the terms and conditions which are contained in this Agreement, except as explicitly stated and agreed to in a document executed by duly authorized officers of both Parties.

(b)Supplier agrees to promptly process all of FTSI’s Purchase Orders under the terms of this Agreement; provided, however, that notwithstanding anything contained in this Section 2.7, while Supplier shall use its Committed Tons Efforts to Accept any Purchase Orders for amounts that if filled would be above the Mesh Limits or Weekly Maximum Amount, or for amounts and Delivery times and locations that differ in any material respect from a previously Accepted Weekly Forecast, Supplier shall have the right to Decline any such Purchase Orders. Supplier may need at least [***] days’ notice to source Products from a specific Delivery point and meet FTSI’s requested date of Delivery.

2.8Forecasts.

(a)No less than [***] days prior to the beginning of each Calendar Quarter, FTSI shall deliver to Supplier a non-binding estimate of its demand forecast for the grade and quantity of Product required to be purchased hereunder by FTSI for such Calendar Quarter (“Quarterly Forecast”). The Quarterly Forecast shall specify, on a monthly basis, FTSI’s projected demand for Product by mesh size and Product type for such Calendar Quarter, and FTSI shall prepare such Quarterly Forecast in good faith using commercially reasonable projections and assumptions.

(b)During the Term, FTSI will provide to Supplier a rolling demand forecast (“Weekly Forecast”) on Wednesday of every week stating the grade and quantity of Product expected to be purchased hereunder by FTSI on the date that is [***] days from the date of such Weekly Forecast for such Calendar Week (which shall start on the third Monday following the delivery of the Weekly Forecast) and Supplier shall respond pursuant to Section 2.8(d) below. FTSI will submit corresponding Purchase Orders to purchase the Weekly Forecast amounts by the following Friday at 5:00 pm (CT) of every week. The Weekly Forecast shall also specify the desired terminal location and date of the applicable Delivery to FTSI, which location and date may be changed in a Purchase Order as set forth in Section 2.7. Subject to Section 2.7 to the extent that the Purchase Orders issued by FTSI pursuant to Section 2.7 match in all material respects such Weekly Forecast that Supplier has Accepted pursuant to Section 2.8(d) below, the Purchase Order shall be binding upon Supplier and FTSI and Supplier shall supply, and FTSI shall purchase, the Products described in the Purchase Order pursuant to those terms and in accordance with this Agreement.

(c)If FTSI does not take Delivery of the entire amount of the Product specified in an Accepted Purchase Order prior to the date that is [***] days after the date requested in such Purchase Order (“Forfeited Tons”), and does not request Supplier to hold the Forfeited Tons for an additional period of time, not to exceed [***] days after the date requested in such Purchase Order (with Supplier having the right to Decline such request in its sole discretion), Supplier shall have the right to sell the volume not Delivered to FTSI to another entity, FTSI shall not receive credit for the purchase of such Forfeited Tons against the Quarterly Minimum Purchase Requirements, FTSI shall not receive any Reservation Fee Credits related to such Forfeited Tons, Supplier shall be relieved of its supply obligation for such Forfeited Tons, and Supplier shall have the right to reduce any Supply Shortfall Amount by up to [***]%) of such Forfeited Tons.

(d)Supplier agrees to promptly process all of FTSI’s Weekly Forecasts and while Supplier shall use its Committed Tons Efforts to Accept any Weekly Forecasts for amounts that if filled would be above the Mesh Limits or Weekly Maximum Amounts, notwithstanding anything else contained in this Agreement, Supplier shall have the right to Decline any such Weekly Forecasts.

2.9Delivery; Facilities.

(a)Supplier agrees that all Products ordered by FTSI will be Delivered to FTSI pursuant to this Article 2 not later than the Delivery date specified in the applicable Purchase

Order; provided that FTSI provides Weekly Forecasts in accordance with Section 2.8 and such Purchase Orders comply with Section 2.7.

(b)In order to efficiently provide Product to FTSI during the Term, Supplier shall use Commercially Reasonable Efforts to maintain or have access to transload facilities within a reasonable proximity of Supplier’s current transload facilities as of the Effective Date for each of the respective Products, as identified on the price sheets attached hereto and incorporated herein pursuant to Section 2.2(a).

(c)In order to efficiently provide Product to FTSI during the Term, subject to FTSI’s Quarterly Forecasts and Weekly Forecasts, Supplier shall use Commercially Reasonable Efforts to maintain appropriate amounts of Product in inventory at Supplier’s transload facilities relative to such forecasting.

2.10Supply Shortfalls.

(a)If, during a Calendar Quarter, FTSI’s purchases are less than the Quarterly Minimum Purchase Requirement, and a positive Supply Shortfall Amount exists at the end of such Calendar Quarter, then:

(i)FTSI shall receive credit pursuant to Section 2.3(c)(ii) for the applicable Calendar Quarter, as FTSI’s sole and exclusive remedy, but subject to Section 2.10(a)(ii), in an amount equal to (A) such Supply Shortfall Amount minus (B) the Oversupply Credit in such Calendar Quarter (“Supply Shortfall Credit Amount”), provided that if the Supply Shortfall Credit Amount is a negative number then such credit shall be zero.

(ii)In addition, if FTSI purchases substitute Product of quality consistent with the Product that is the subject of the Supply Shortfall Amount in an amount up to such Supply Shortfall Amount in a Calendar Quarter in which FTSI’s purchases are less than the Quarterly Minimum Purchase Requirement, Supplier shall, at FTSI’s sole election and as FTSI’s sole and exclusive remedy (but subject to its right to credits under Section 2.3(c)(ii), as outlined in Section 2.10(a)(i)), either (i) pay to FTSI in immediately available funds an amount equal to the costs incurred by FTSI to purchase the substitute Product in excess of the costs FTSI would have paid hereunder had there been no Supply Shortfall, provided that such amount shall not exceed [***]%) of the Purchase Price for the applicable Supplier Products, with such payment to be due within thirty (30) days of Supplier’s receipt from FTSI of documentation for such purchases (“Supply Shortfall Payment Amount”), or (ii) if FTSI agrees thereto in writing, credit to FTSI’s account first to current invoices due and thereafter to future purchases of Products hereunder an amount equal to the Supply Shortfall Payment Amount; provided, however, that, if FTSI is unable to use the entire amount of such credit prior to the end of the Term, then Supplier shall make a cash payment in the manner set forth above to FTSI within thirty (30) days following the end of the Term.

(b)If, during a Calendar Quarter in which FTSI’s purchases are more than the Quarterly Minimum Purchase Requirement but less than [***] tons in total, and a positive Supply Shortfall Credit Amount exists at the end of such Calendar Quarter, then FTSI shall receive as FTSI’s sole and exclusive remedy a credit of $[***] per ton for the Supply Shortfall Credit Amount related to orders above the Quarterly Minimum Purchase Requirement up to $[***] less all Restructuring Fee Credits applied to such Calendar Quarter pursuant to Section 2.3(d).

3.	INVOICING AND PAYMENT

3.1Invoicing and Payment Terms. Subject to any special terms agreed in writing by authorized officers from time to time between FTSI and Supplier pursuant to Section 2.7:

(a)Supplier shall invoice FTSI as Product is shipped in respect of all Products supplied under this Agreement. Each invoice shall be for the tonnage actually shipped and shall separately specify the price of the transportation included in respect of such shipment. Payment of the non-disputed portion of any invoice shall be due no later than the fortieth (40th) day after the date of the invoice (the date on which payment is due, the “Due Date”). Any amounts that remain outstanding after the applicable Due Date shall include interest at a rate of [***]%) per month. With respect to any disputed amounts, FTSI shall deliver to Supplier a statement setting forth the amount in dispute, the reason for dispute and the amount that FTSI submits is the correct amount due in respect of such invoice, and the Parties shall seek to resolve any such disputes within [***] days. Any amounts payable by FTSI to Supplier shall be paid by FTSI within [***] days of the resolution of the dispute (“Dispute Due Date”). The payment required to be made by the immediately preceding sentence shall include interest from the Dispute Due Date until paid in full at the rate of [***]%) per month.

(b)Should FTSI fail to make an adjustment to an invoice to which it was entitled, and as a result has overpaid amounts due to Supplier, then upon such overpayment becoming known and agreed to by the Parties, Supplier shall issue a credit to FTSI within thirty (30) days, which credit may be applied by and utilized by FTSI against future invoices owing to Supplier and, to the extent any credit has not been applied or utilized within ninety (90) days from the date of such overpayment, Supplier shall, upon demand received from FTSI, immediately refund such remaining credit amount.

(c)The Parties shall cooperate with each other to establish a system for the submission by Supplier of invoices to FTSI.

3.2Facilities; Books and Records. Subject to FTSI’s obligations to keep Supplier’s information confidential pursuant to Article 6, Supplier hereby agrees that FTSI, and any accountants, attorneys, financial advisors and other representatives of FTSI (provided such persons, other than attorneys, are subject to written confidentiality obligations that are at least as stringent as those contained herein), may once each Contract Period at FTSI’s sole expense, visit the properties of Supplier and examine (and make copies and extracts of) the relevant portion of Supplier’s books and records, all at such reasonable times during normal working hours as FTSI may request upon reasonable prior written notice, solely for purposes of verifying the basis for Supplier’s invoices hereunder and confirming Supplier’s compliance with the Mesh Limits and the pricing and credit provisions set forth in Sections 2.1(c), 2.2 and 2.3.

3.3Certification of Compliance.  FTSI shall use reasonable efforts to maintain, and shall cause its agents and subcontractors (if any) to maintain, books, records and documents pertaining to its performance of, and compliance with, the terms of this Agreement. Subject to Supplier’s obligations to keep FTSI’s information confidential pursuant to Article 6, Supplier reserves the right, at Supplier’s sole expense, to retain an additional independent certified public accountant (mutually acceptable to FTSI and Supplier) to inspect, on a confidential basis once per Contract Period, FTSI’s relevant books and records to verify FTSI’s compliance with its requirements under this Agreement (provided such accountants are subject to written confidentiality obligations that are at least as stringent as those contained herein). In the event any such audit indicates a violation of these requirements, and such violation results in FTSI (i) having purchased from Supplier less than [***]%) of FTSI’s requirements for Resin-Coated Products or (ii) having violated its obligations related to offers, purchases and prices paid for ROFR Tons, Competitive Offers, [***]SV Vendors or Supplier Direct Sales as provided under this Agreement, in addition to Supplier’s rights to recovery of such losses, FTSI shall be responsible for Supplier’s reasonable out-of-pocket third party expenses relating to Supplier’s independent accountant’s review.

4.	TAXES

4.1Taxes. Supplier is responsible for all taxes legally imposed upon its business, including but not limited to taxes imposed upon its income, its personnel or its property. Such taxes are for Supplier’s account. FTSI shall pay and Supplier shall collect and is responsible for the reporting of applicable transaction taxes such as severance, sales, use, value added, manufacture, excise, or similar taxes, unless a valid exemption is claimed by FTSI. Transaction taxes are in addition to established prices and shall be shown as a separate line item on the invoice. FTSI shall provide any applicable resale and/or exemption certificates to Supplier as soon as administratively possible prior to the first shipment of Product hereunder.

5.	QUALITY OF THE PRODUCTS

5.1Quality. Supplier covenants and warrants to FTSI that all Products supplied by Supplier pursuant to this Agreement shall comply with the Quality Standards and conform in all respects to the Specifications at the time of Delivery. Processing plants will retain shipment quality records for six (6) months after shipping and provide them upon reasonable request. Supplier shall have no responsibility for Products that are damaged after Delivery pursuant to Section 2.9(a), including but not limited to being improperly stored, damaged during transport or otherwise contaminated following Delivery. This is a warranty of the Products only and does not cover services or workmanship or other materials used by FTSI in its process.

5.2Inspection. Supplier shall permit representatives of FTSI, at any reasonable time during normal working hours and upon reasonable prior notice and at reasonable intervals, to inspect a representative sampling of the Products mined and processed by Supplier at Supplier’s facility prior to the time of Delivery of Products to the carrier, provided FTSI’s representatives agree to follow any reasonable safety procedures that are communicated to them. Whether or not FTSI conducts an inspection, Supplier shall retain a Production Sample (as defined herein) with respect to each type of Product delivered from a processing plant pursuant to a Purchase Order for thirty (30) days from the date of the Purchase Order and will make a split of such Production

Sample available to FTSI upon request in order to show compliance with Section 5.1. “Production Sample” shall mean a suitably sized representative sample of the actual production run and/or lot number of the delivered Product type.

5.3Rejection. FTSI shall be entitled to reject any of the Products that do not comply with the Specifications. In the event that FTSI timely and properly rejects within [***] days following Delivery of Products to FTSI, Supplier shall replace such Products at its sole cost. Supplier shall provide such replacement Products at Supplier’s facility within a reasonable time under the circumstances. The time for fulfillment of the Quarterly Minimum Purchase Requirement shall be extended by the amount of time Supplier takes to replace the non-conforming Product with conforming Product.

5.4Warranty and Claims.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE, NO WARRANTY, EXPRESS OR IMPLIED, SHALL BE APPLICABLE TO THE PRODUCTS, INCLUDING ANY WARRANTY AS TO THE QUALITY OF THE PRODUCTS, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR SUITABILITY OR ANY IMPLIED WARRANTY THAT ANY OF THE PRODUCTS ARE FIT FOR A PARTICULAR PURPOSE, NOTWITHSTANDING ANY COURSE OF DEALING OR INDUSTRY PRACTICE INCONSISTENT WITH THIS AGREEMENT. Should FTSI choose to provide a warranty to its customers, then FTSI shall bear the entire cost of such warranty.  THE WARRANTIES PROVIDED IN SECTION 5.1 ARE FTSI’S SOLE AND EXCLUSIVE REMEDIES WITH REGARD TO PRODUCT NOT MEETING THE SPECIFICATIONS AND ARE IN LIEU OF ALL OTHER WRITTEN OR UNWRITTEN WARRANTIES, EXPRESS OR IMPLIED.

5.5Insurance Requirements.

(a)General.  Each of Supplier and FTSI shall maintain (i) certificates of commercial general liability insurance and employer’s liability insurance for such amount as may from time to time be agreed between the Parties but in any event not be less than $1,000,000.00 in each case, (ii) certificates of excess liability insurance for such amount as may from time to time be agreed between the Parties but in any event not be less than $4,000,000.00 per occurrence and (iii) certificates of automobile liability insurance for bodily injury and property damage, including hired and non-owned automobile liability, for such amount as may from time to time be agreed between the Parties but in any event not be less than $1,000,000.00 combined single limit per occurrence. All certificates must contain reference to endorsements (i.e., additional insured, waiver of subrogation, etc.) required herein.

(b)Additional Insureds.  Supplier and FTSI shall each name the other as an additional insured for ongoing and completed operations, for the sole purpose and only to the extent necessary to satisfy each of Supplier’s and FTSI’s respective indemnity obligations herein, but not to exceed the limits provided herein, on a primary and non-contributory basis, on each of Supplier’s or FTSI’s respective policies required under this Agreement, except worker’s compensation.

(c)Subrogation. Each of Supplier’s and FTSI’s insurers shall waive their right of subrogation (equitable or by assignment, express or implied, loan receipt or otherwise) against the other Party or its insurers.

(d)Primary. Each of Supplier’s and FTSI’s policies required under this Agreement will be shown as primary and non-contributory over any insurance coverage maintained by the other Party, as applicable, and each of their affiliates and subsidiaries.

(e)Excess Liability. Excess liability required limits will apply to all underlying liability requirements, including general liability and employers’ liability.

(f)Financial Strength. Only Insurance companies with an AM Best financial rating of “A-, VII” or better are acceptable as insurers on all primary and excess/umbrella liability policies.

(g)Inspection. Upon request by a Party, the other Party shall furnish certificates of insurance in order to evidence such other Party’s compliance with the requirements set forth in this Section 5.5.

6.	CONFIDENTIALITY

6.1Confidential Information. All information concerning this Agreement, including, intellectual property, information provided pursuant to Sections 3.2 and 5.2, and pricing information related to the Products and the transactions contemplated hereby, shall be deemed “Confidential Information” of the disclosing Party. FTSI and Supplier shall hold all Confidential Information of the other Party in confidence and shall not disclose such information to any third party or otherwise use the Confidential Information except (a) to those of its directors, officers, employees and representatives that need to know such information in connection herewith and as permitted herein or otherwise agreed between the Parties, (b) to each of FTSI’s and Supplier’s financing sources and (c) in connection with the sale, directly or indirectly, of either FTSI or Supplier or all or substantially all of either FTSI’s or Supplier’s assets or business, all under similar written confidentiality obligations.

6.2Agreements as to Confidential Information.  Each of the Parties, except as agreed otherwise or to the extent necessary in the performance of this Agreement, shall instruct its directors, officers and employees not to use, analyze, sell, lease, assign, transfer, license, disclose or make available to any third party the Confidential Information of the other Party except as permitted herein; and not copy or duplicate by any means, in whole or in part, the Confidential Information except as permitted herein.

6.3Excluded Information. The obligations of the Parties under Sections 6.1 and 6.2 shall not extend to or include Confidential Information exchanged between the Parties that:

(a)is or becomes publicly available without the fault of the receiving Party;

(b)is obtained by the receiving Party from a source other than the disclosing Party and where such source was, to the receiving Party’s knowledge, free of any restrictions owed to the disclosing Party on its use or disclosure;

(c)was in the receiving Party’s possession prior to the receiving Party’s receipt thereof from the disclosing Party, without any restriction owed to the disclosing Party on its use or disclosure;

(d)is required to be disclosed pursuant to law, judicial or administrative procedure, decree or order or by any regulation or law, including state or federal securities laws and the rules and regulations promulgated thereunder with reasonable prior notice to the other Party; or

(e)is independently developed by Persons who did not have access to the Confidential Information.

7.	FORCE MAJEURE

7.1Force Majeure Events.

(a)If either Party is affected by a Force Majeure event it shall promptly notify the other Party of the nature and extent of the circumstances in question. Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure event.

(b)Each of Supplier and FTSI will use Commercially Reasonable Efforts to remedy the cause of the Force Majeure event as soon as practicable. Notwithstanding anything herein to the contrary, (A) if (i) FTSI experiences a Force Majeure event that lasts for more than thirty (30) days, FTSI’s obligation to purchase and/or pay for Products or make Reservation Fee payments hereunder during a Contract Period shall be reduced during such Contract Period in proportion to the number of days during such Contract Period that such Force Majeure event exists, or (ii) Supplier experiences a Force Majeure event that lasts for more than thirty (30) days, Supplier’s obligation to supply Products or otherwise deliver hereunder shall be reduced during such Contract Period in proportion to the number of days during such Contract Period that such Force Majeure event exists; and (B) the Party experiencing the Force Majeure event shall not be obligated to perform its obligations under Section 2.1 or otherwise be deemed to be in breach of this Agreement as a result of such Force Majeure.

7.2Limitation.  Notwithstanding Section 7.1:

(a)Neither Party shall be relieved of its obligations to make payments as provided herein (including obligations to pay for delivered Products and to make Reservation Fee payments as required hereunder) that became due and payable prior to the occurrence of the Force Majeure event solely due to the occurrence of any Force Majeure; provided, however, that FTSI shall not be relieved of its obligation to make payments of the Restructuring Fee due to the occurrence of a Force Majeure event; and

(b)Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other party, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is solely due to any Force Majeure event, except for failure to pay Restructuring Fee payments and payment of amounts that became due and payable prior to the occurrence of the Force Majeure event as provided in Section 7.2(a).

8.	DURATION AND TERMINATION

8.1Term.  This Agreement shall become effective on the Effective Date and, subject to Section 8.3, shall continue in effect through the end of the Term, whereupon it shall terminate automatically; provided, however, that, this Agreement may be extended beyond the Term by mutual written agreement of the Parties.

8.2Termination of Purchase Order. FTSI may terminate any Purchase Order prior to the Products associated with such Purchase Order being loaded onto Supplier’s trucks or railcars at Supplier’s mine for delivery to FTSI’s Delivery location, upon prior written notice. Termination of a Purchase Order shall not terminate this Agreement and shall not terminate the Weekly Forecast pursuant to which such Purchase Order was issued or relieve FTSI from its purchase obligations under Section 2.1. Termination of this Agreement will automatically terminate all outstanding Purchase Orders, except for those Purchase Orders that are expressly affirmed by FTSI.

8.3Termination Events. Either Supplier or FTSI may terminate this Agreement at any time by written notice to the other Party if (i) the other Party is in material default or material breach of any material provision of this Agreement (which, for the avoidance of doubt, includes FTSI’s obligations pursuant to Section 2.3(a), Section 2.3(b), Section 2.4 and Section 3.1(a) and Supplier’s obligations under Sections 2.3(c) and 2.3(d)), and such material default or material breach continues un-remedied for a period of thirty (30) days after written notice thereof or (ii) the other Party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any bankruptcy or insolvency law, or has wound  up  or liquidated, voluntarily or otherwise. In the event that any of the events set forth in clause (ii) of the preceding sentence occurs or is reasonably likely to occur, the Party directly involved in such event(s) shall promptly notify the other Party thereof in writing. Notwithstanding anything else to the contrary in this Agreement, the Parties agree that a failure of FTSI to meet the Quarterly Minimum Purchase Requirements under Section 2.1(a) in and of itself shall not be considered a material breach of this Agreement under Section 8.3(i), as long as FTSI makes all Reservation Fee and other payments that are due to Supplier pursuant to this Agreement.

8.4Events Upon Termination.  Upon the termination of this Agreement:

(a)FTSI shall purchase from Supplier all Products which have been ordered from Supplier but not delivered to FTSI at the date of termination (“Open Purchase Orders”), and Supplier shall use Commercially Reasonable Efforts to promptly manufacture and deliver such Products under Open Purchase Orders to FTSI.

(b)If (1) FTSI terminates this Agreement other than pursuant to Section 8.3 or (2) Supplier terminates this Agreement pursuant to Section 8.3, FTSI shall within thirty (30) days following such termination, pay to Supplier (by wire transfer of immediately available funds to the account designated in writing by Supplier) an amount equal to:

(i)the full amount of any unpaid Reservation Fees due with respect to the Contract Period in which such termination occurs to the extent not already paid, less any Reservation Fee Credits already earned by FTSI during such Contract Period;

(ii)the present value of all Reservation Fee payments that would have been due under this Agreement for the remainder of the Term as liquidated damages to the extent not already paid;

(iii)the full amount of the Restructuring Fee, which shall accelerate and become immediately due and payable by FTSI, less any Restructuring Fee Installment payments received by Supplier prior to such termination and less any Restructuring Fee Credits earned by FTSI prior to such termination;

(iv)any outstanding Make Whole Payments, which shall accelerate and become immediately due and payable by FTSI, and a payment for the present value of the Make Whole Payments that would have been due under the Agreement for the remainder of the Term, by averaging the Make Whole Payments during each completed Calendar Quarter that had been incurred by FTSI since the Effective Date and prior to such termination, and annualizing such quarterly average for purposes of completing the calculation set forth in Section 8.4(f), as a reasonable estimate of the actual and expected amounts that would have been due under the Agreement for the remainder of the Term; and

(v)any 2018 Shortfall Payments and the Q1 2019 Shortfall Payment, to the extent not already paid, and

(c)If FTSI terminates this Agreement pursuant to Section 8.3, FTSI shall, within thirty (30) days following such termination, pay to Supplier (by wire transfer of immediately available funds to the account designated in writing by Supplier) an amount equal to the sum of the payments described in Sections 8.4(b)(iii), 8.4(b)(iv) (provided, however, that such Make Whole Payments payable pursuant to this paragraph shall be limited to the Purchase Shortfall for Resin-Coated Products up to the termination date, prorated for the Calendar Quarter during which such termination occurs) and 8.4(b)(v) above.

(d)All obligations of the Parties hereunder shall terminate, except for any obligations that are expressly stated to survive the termination of this Agreement, including without limitation the obligation to pay the amounts set forth in Section 8.4(b) and Section 8.4(c), as applicable, and any associated taxes, including but not limited to the obligation to pay all of the Reservation Fees and Restructuring Fees due for the remainder of the Term, and any obligations under any Purchase Orders that remain executory, including payment therefore, which obligations, to the extent they remain executory, shall remain in full force and effect until fully performed by the obligated Party as stated in this Agreement.

(e)Section 1.1, Section 1.2, Section 3.1 (in respect of Open Purchase Orders), Section 3.3, Section 4.1, Section 5.4, Article 6, this Section 8.4, Article 9 and Article 10 shall also survive the termination of this Agreement. The termination of this Agreement shall not relieve any Party of liability for breaches of this Agreement prior to such termination.

(f)For purposes of Section 8.4(b), the present value of the Reservation Fees and Make Whole Payments shall be calculated separately from each other as the aggregate present value of the remaining scheduled Reservation Fee payments and Make Whole Payments as of the date of termination under this Agreement for each scheduled Reservation Fee payment and Make Whole Payment pursuant to Sections 2.3(a) or 2.4, as applicable, for the remainder of the Term, determined by discounting, on an annual basis, the scheduled Reservation Fee payments or Make Whole Payments, as applicable, as though each such payment would have been made on the first day of the year on which each such payment would have been payable pursuant to Sections 2.3(a) or 2.4, as applicable, at a rate equal to six percent (6%) per annum. For example, if the Agreement is terminated on December 31, 2020 pursuant to Section 8.4(b), there are four (4) remaining Reservation Fee payments to be made on or before the tenth Business Day of January of 2021, 2022, 2023 and 2024, so the present value of the remaining Reservation Fee payments of $[***] each discounted at 6% would be equal to a payment of $[***].

(g)With respect to FTSI’s obligation to pay the present value of the Reservation Fees as set forth in Section 8.4(b)(ii) and any Make Whole Payments pursuant to this Agreement, the Parties acknowledge and agree that:

(i)the payment of such amount as liquidated damages as provided in this Agreement is reasonable as a forecast of anticipated or actual harm which would be caused by FTSI’s breach of its purchase obligations under this Agreement and has been negotiated between the Parties;

(ii)such liquidated damages are not unreasonably large or in the nature of or the magnitude of a penalty;

(iii)actual damages would be incapable or difficult of estimation or computation in the event of such a breach by FTSI; and

(iv)obtaining an adequate remedy other than such liquidated damages would be inconvenient and potentially infeasible.

(h)Supplier’s right to the remedies set forth in this Section 8.4 shall be its exclusive remedies for the termination of this Agreement, and FTSI shall not be liable to Supplier for any other damages or any make whole, shortfall or other similar payments or damages regardless of how characterized, in respect of such a termination of this Agreement, except as set forth in this Section 8.4.

9.	INDEMNITY AND LIMITATION OF LIABILITY

9.1Indemnification.

(a)SUBJECT TO SECTIONS 9.1(c) AND 9.1(d), FTSI AND SUPPLIER (EACH, IN SUCH CAPACITY, AN “INDEMNIFYING PARTY”) EACH AGREE TO FULLY RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AND/OR ITS RESPECTIVE PARENT, SUBSIDIARY OR AFFILIATE ENTITIES AND THEIR RESPECTIVE PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, MEMBERS, SHAREHOLDERS, PARTNERS (GENERAL OR LIMITED),

SUCCESSORS AND ASSIGNS (EACH, IN SUCH CAPACITY, AN “INDEMNIFIED PARTY”; IN THE CASE OF FTSI, AN “FTSI INDEMNIFIED PARTY” AND IN THE CASE OF SUPPLIER, A “SUPPLIER INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS, COSTS, REASONABLE ATTORNEYS’ FEES, CAUSES OF ACTION, FINES, PENALTIES OR OTHER LIABILITY THAT MAY BE ASSERTED AGAINST AN INDEMNIFIED PARTY (COLLECTIVELY, “LOSSES”), TO THE EXTENT SUCH LOSSES ARISE OUT OF THE INDEMNIFYING PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER, NEGLIGENCE, GROSS NEGLIGENCE OR INTENTIONAL OR WILLFUL MISCONDUCT IN CONNECTION WITH THE INDEMNIFYING PARTY’S PERFORMANCE UNDER THIS AGREEMENT.

(b)FTSI HEREBY AGREES AND ACKNOWLEDGES THAT THE PRODUCTS SUPPLIED HEREUNDER REQUIRE SPECIAL HANDLING, USE, TRANSPORT, STORING AND DISPOSAL, AND THAT THE SUPPLY OF PRODUCTS BY SUPPLIER HEREUNDER, IN ACCORDANCE WITH THE TERMS AND CONDITIONS HEREOF, IS NOT A NEGLIGENT ACT ON THE PART OF SUPPLIER. NOTWITHSTANDING ANYTHING ELSE CONTAINED THIS SECTION 9.1(b), SUPPLIER AGREES AND ACKNOWLEDGES THAT THIS SECTION SHALL NOT REDUCE SUPPLIER’S LIABILITY UNDER SECTION 5.4 TO FTSI FOR PRODUCTS THAT ARE DEFECTIVE (AS DEFINED HEREIN).

(c)NOTWITHSTANDING SECTION 9.1(a), SUPPLIER AGREES TO FULLY COMPENSATE, REIMBURSE, RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS EACH FTSI INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES (WITHOUT REGARD TO THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY SUCH FTSI INDEMNIFIED PARTY) IN CONNECTION WITH, RELATED TO OR IN ANY MANNER ARISING OUT OF THE MINING, MANUFACTURING, PROCESSING, HANDLING, USE, TRANSPORT, STORING AND DISPOSAL OF THE PRODUCTS THAT ARE ASSERTED BY ANY ENTITY, PERSON OR PERSONS, INCLUDING EMPLOYEES OF SUPPLIER AND ALL THIRD PARTIES, FOR PERSONAL INJURY, DISEASE AND/OR DEATH, IN EACH CASE CAUSED BY OR ALLEGED TO HAVE BEEN CAUSED BY EVENTS, FACTS OR CIRCUMSTANCES, INCLUDING THE HANDLING OR STORAGE OF PRODUCT, OCCURRING, ARISING OR RELATED TO THE TIME AT AND PRIOR TO THE DELIVERY OF SUCH PRODUCTS BY SUPPLIER TO FTSI PURSUANT TO SECTION 2.6.

(d)NOTWITHSTANDING SECTION 9.1(a), FTSI AGREES TO FULLY COMPENSATE, REIMBURSE, RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS EACH SUPPLIER INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES (WITHOUT REGARD TO THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY SUCH SUPPLIER INDEMNIFIED PARTY) IN CONNECTION WITH, RELATED TO OR IN ANY MANNER ARISING OUT OF THE HANDLING, USE, TRANSPORT, STORING, DISPOSAL OR RESALE OF PRODUCTS BY FTSI THAT WERE SOLD TO FTSI BY SUPPLIER HEREUNDER THAT ARE ASSERTED BY ANY ENTITY, PERSON OR

PERSONS, INCLUDING EMPLOYEES OF FTSI AND ALL THIRD PARTIES, FOR PERSONAL INJURY, DISEASE AND/OR DEATH, IN EACH CASE CAUSED BY OR ALLEGED TO HAVE BEEN CAUSED BY EVENTS, FACTS OR CIRCUMSTANCES, INCLUDING THE HANDLING OR STORAGE OF PRODUCT, OCCURRING, ARISING OR RELATED TO THE TIME AFTER THE DELIVERY OF SUCH PRODUCTS BY SUPPLIER TO FTSI (OR ITS DELEGATE) PURSUANT TO SECTION 2.6.

9.2Limitation of Liability. EXCEPT AS PROVIDED IN SECTIONS 2.3(a), 2.3(b), 2.4(b), 2.4(c), 2.4(d), 8.4(b) and 8.4(c), NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY RELEASES THE OTHER FROM, LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER INCIDENTAL DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, OR DEFAULT IN THE PERFORMANCE HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE OR INTENTIONAL OR WILLFUL MISCONDUCT) OR WARRANTY; PROVIDED, HOWEVER, THAT, WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, THIS SECTION 9.2 SHALL NOT RELIEVE AN INDEMNIFYING PARTY FROM ITS INDEMNITY OBLIGATIONS IN RESPECT OF ANY SUCH DAMAGES OWED BY AN INDEMNIFIED PARTY TO SUCH THIRD PARTY CLAIMANT.

9.3Indemnification Procedure Regarding Third Party Claims. In the event a Party learns of any claim, liability, demand or cause of action by a third party, for which such Party determines, in its sole discretion, the other Party may be liable therefor, such Party shall promptly notify the other Party. The Indemnifying Party (even if its liability for indemnity under Section 9.1 shall not have been finally determined) shall have the right to control all litigation and shall defend the Indemnified Party and pay all settlements, judgments, costs and expenses (including court costs and reasonable attorneys’ fees), related to the foregoing if the Indemnifying Party first acknowledges in writing its assumption of the defense of the third party claim as currently identified, but only to the extent of such Indemnifying Party’s indemnity obligation hereunder, and unless it is determined that the indemnity obligation is not owed by the Indemnifying Party. Each Party, if requested, agrees to cooperate with the other in any defense, and the Indemnifying Party shall reimburse the Indemnified Party on a reasonably current basis for all reasonable expenses incurred in connection therewith. The Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing. Notwithstanding the foregoing, however, neither Party shall effect settlement of or compromise any such claim or proceedings without having obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, the Indemnifying Party may settle or compromise any such claim if the settlement or compromise includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such claim. If the Indemnified Party does not consent to a settlement which the Indemnifying Party is willing to accept, then the Indemnifying Party’s liability shall be limited to the amount for which the claim could have been settled; provided that, such settlement does not require the Indemnified Party to forego any property rights other than the amount of payment of the proposed settlement.

9.4Compliance with Law. The Parties shall perform their obligations under this Agreement in compliance in all material respects with any and all applicable federal, state, municipal, provincial and local laws, rules and regulations in the area(s) in which the matters are being conducted. Any performance obligation arising under this Agreement is contingent on the prior receipt of all necessary government authorizations. If either Party is required to pay any fine or penalty or is subject to a claim from the other Party’s failure to comply with applicable laws, rules or regulations, the Party failing to comply shall defend, indemnify and hold harmless the other Party for all damages, fees and/or fines for such failure to comply to the extent of the Indemnifying Party’s allocable share of the failure to comply.

9.5Health Safety and Environmental.

(a)Supplier shall make available to FTSI its current SDS concerning the Products. FTSI acknowledges and agrees that it is has the requisite knowledge and experience regarding the potential health risks associated with the improper handling, use, transport, storing and disposal of the Products and any use or other product or material made therefrom, as well as the need for utilization of appropriate respiratory protection equipment. FTSI further acknowledges and agrees that it is knowledgeable and experienced concerning the proper and recommended practices necessary to safely handle, use, transport, store and dispose of the Products consistent with their use and has the requisite knowledge and experience to do so. FTSI specifically acknowledges and agrees that it has the knowledge in its use of the Products supplied by Supplier, and that, subject to Sections 9.1(a) and 9.1(b), it assumes all risk and liability for the results obtained from FTSI’s use of the Products, whether used singly or in combination with other substances or in any process.

(b)FTSI acknowledges and agrees to comply with all applicable safety and health related governmental rules, regulations, guidelines, and standards applicable to handling, use, transport, storing and disposal of the Products. FTSI acknowledges receipt of the following warnings and warrants that it will adequately warn FTSI’s employees, contractors, third parties and visitors to its facilities and anyone who may come in contact with Product of the same and the following health hazards:

PROLONGED INHALATION OF AIRBORNE SILICA CONTAINED IN SILICA SAND, CRISTOBALITE AND MATERIALS CONTAINING SILICA CAN CAUSE RESPIRATORY DISEASE INCLUDING SILICOSIS, A PROGRESSIVE, INCAPACITATING AND SOMETIMES FATAL DISEASE OF THE LUNGS. THE INTERNATIONAL AGENCY FOR RESEARCH ON CANCER HAS DETERMINED THAT SILICA DUST (WHICH INCLUDES CRYSTALLINE AND MICROCRYSTALLINE SILICA) AND CRISTOBALITE DUST CAN CAUSE LUNG CANCER IN HUMANS. THE RISK OF LUNG DISEASE IS INCREASED IF SMOKING IS COMBINED WITH SILICA RESPIRATION. CURRENT SAFETY DATA SHEETS CONTAINING SAFETY INFORMATION ARE AVAILABLE AND SHOULD BE CONSULTED.

WARNING: RESIN COATED PROPPANTS – POSSIBLE DUST EXPLOSION HAZARD AND MAY CAUSE ALLERGIC SKIN REACTION. UNLOADING OPERATIONS – DO NOT EXCEED 5 PSI WHEN UNLOADING THIS MATERIAL

TO MINIMIZE THE CREATION OF AIRBORNE DUST AND POSSIBLE DUST EXPLOSION HAZARD.

WARNING: FRACTURING SAND AND RESIN COATED PROPPANTS – BOTH MATERIALS CONTAIN FREE CRYSTALLINE SILICA. DO NOT BREATHE DUST.

PROPER RESPIRATORY PROTECTION, SILICA DUST PREVENTION AND APPLICABLE HEALTH AND SAFETY REGULATORY PROTOCOLS MUST BE STRICTLY OBSERVED AT ALL TIMES WHEN HANDLING PRODUCTS SUPPLIED BY SUPPLIER TO MINIMIZE RISK OF INJURY DUE TO INHALATION OF AIRBORNE SILICA.

SUPPLIER SHALL NOT BE LIABLE TO FTSI FOR ANY HARMFUL HEALTH EFFECTS WHICH MAY BE CAUSED BY EXPOSURE TO PRODUCTS SUPPLIED BY SUPPLIER.

(c)FTSI agrees that if the Products supplied by Supplier are resold or provided by FTSI as part of providing hydraulic fracturing services, FTSI will include in its contract for resale provisions which include the full substance of those contained in Section 9.5(b) and this Section 9.5(c), including the foregoing safety warnings. The provisions of this Section 9.5 shall survive the expiration, or earlier termination as provided herein, of this Agreement. Notwithstanding anything to the contrary, the safety of the persons employed by FTSI, FTSI contractors, FTSI invited third parties, visitors to FTSI’s facilities and/or any other person who enters upon FTSI’s premises or work site shall be the sole responsibility of FTSI.

10.	MISCELLANEOUS

10.1Assignment; Restrictions on Sale of FTSI.

(a)No Party shall have the right to assign or transfer to any Person any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that, without relieving such Party of its obligations hereunder, either Party may assign this Agreement to a wholly-owned subsidiary as part of an internal reorganization, as long as the Party hereto the subsidiary of which is the assignee remains liable for such subsidiary under this Agreement. This Agreement is intended solely for the benefit of the Parties and their respective successors and permitted assigns.

(b)In the event that FTSI sells or otherwise transfers all or substantially all of its assets to a third party that is not an Affiliate in a single transaction or in a series of transactions, FTSI shall cause such third party to assume FTSI’s obligations under this Agreement, unless released in writing by Supplier; provided that, any such sale shall be to an entity who had similar creditworthiness as FTSI for purposes of fulfilling FTSI’s obligations under this Agreement. In the event that Supplier sells or otherwise transfers all or substantially all of its assets to a third party that is not an Affiliate, Supplier shall cause such third party to assume such party’s obligations under this Agreement, unless released in writing by FTSI.

10.2Relationship.  Each of the Parties is an independent contractor with respect to the other and is not an employee of the other Party or any of the other Party’s Affiliates, and nothing in this Agreement is intended to constitute a partnership, agency or a master and servant relationship between the Parties. Each of the Parties understands and agrees that this Agreement does not create an exclusive dealings arrangement and that each of FTSI and Supplier may enter into similar arrangements with other companies with respect to similar or the same product. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or liability of a Party to, any person not a Party to this Agreement, and subject to Article 9, there are no third party beneficiaries to this Agreement. Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty between the Parties and each Party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other Parties.

10.3Entire Agreement; Amendment. This Agreement, including the Annexes, hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by both of the Parties. In case of a conflict between this Agreement and a Purchase Order, the terms of this Agreement shall govern. Except as set forth in Section 2.7, Acceptance of a Purchase Order is insufficient to amend this Agreement. The parties acknowledge and agree that there have been no material representations by any person or party that have induced them to enter into this Agreement other than what is expressly set forth in writing and contained herein.

10.4Reformation.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. In the event any such provision, clause, sentence or part of this Agreement cannot be modified to comply with the law, then said provision, clause, sentence or portion of the Agreement shall be deemed to be deleted from the Agreement and the remaining terms and conditions shall remain in full force and effect.

10.5Notice.  Except as otherwise expressly stated with a specific email address in this Agreement, all notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by email to the email addresses set forth below, by courier or by overnight delivery service with proof of delivery addressed to the respective Party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective Party at the facsimile numbers set forth below:

If to FTSI, to:

FTS International Services, LLC

777 Main Street, Suite 2900

Fort Worth, TX 76102

Fax: (817) [***]

Attn: Office of General Counsel

Email: [***]@ftsi.com

If to Supplier, to:

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

Attn: Chief Commercial Officer

Email: [***]@CoviaCorp.com

With a copy to:

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

Attn: General Counsel

Email: [***]@CoviaCorp.com

or to such other address, email or facsimile number and to the attention of such other Person(s) as either Party may designate by written notice. Any notice mailed by overnight delivery service shall be deemed to have been given and received on the second Business Day following the day of mailing.

10.6Waiver.  No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

10.7Costs.  The Parties shall bear their own costs of, and incidental to, the preparation and execution of this Agreement.

10.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by email in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes.

10.9Mediation. All claims, disputes and controversies arising out of or in relation to the performance, interpretation, application or enforcement of this Agreement, including a breach hereof, shall be referred to mediation before, and as a condition precedent to, the initiation of any adjudicative action or proceeding, other than a proceeding seeking injunctive or other emergency relief. The Parties agree to share equally the costs of the mediator but shall otherwise bear their own costs of mediation. The Parties agree to attend mediation with a mutually agreeable mediator within forty-five (45) days of providing notice to the other Party.  Notwithstanding the foregoing, this Section 10.9 shall be of no force or effect after the Parties engage in one (1) mediation session.

10.10 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to that state’s conflicts of laws principles or choice of law rules.

10.11Arbitration. All claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application or enforcement of this Agreement, including a breach hereof, shall be finally settled by binding arbitration pursuant to the procedures set forth herein. All arbitration shall be referred to and administered by the American Arbitration Association under its Commercial Arbitration Rules. Unless otherwise agreed by the parties in writing, arbitration shall be by three arbitrators, of whom each party shall appoint one arbitrator, with the third arbitrator, who will serve as chair, being selected by the two party-appointed arbitrators. The three arbitrators shall make all of their decisions by majority vote.  The place of arbitration shall be in Tarrant County, Texas, or as may be otherwise agreed by the parties in writing. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with (i) copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense and (ii) a list of witnesses who will testify in support of or in opposition to any claim or defense. Other discovery may be conducted by agreement of the parties or by order of the arbitrators. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.  All discovery shall be completed within ninety (90) days following the appointment of the arbitrators. The interpretation and application of this arbitration clause, as well as the conduct of the arbitration proceedings, will be governed by the laws of the state of Texas as well as the Federal Arbitration Act. The judgment of the arbitrators on questions of the law shall be final and binding. In any arbitration proceeding under this Section 10.11, subject to the award of the arbitrators, each party shall pay all its own expenses and an equal share of the fees and expenses of the arbitration. The arbitrators shall have the power to award recovery of fees (including reasonable attorneys’ fees, administrative fees and arbitrators’ fees) and expenses among the parties as the arbitrators determine to be equitable under the circumstances. Except to the extent necessary for proceedings relating to the enforcement of this arbitration agreement or the award or other related rights of the parties, the fact of arbitration, the arbitration proceeding itself, all evidence or other documents exchanged or used in the arbitration, and the arbitrators’ award shall be maintained in confidence by the parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitrators’ award. The award rendered in any arbitration commenced hereunder shall be final and binding upon the parties from the day it is made and judgment for its enforcement may be entered in any court having jurisdiction. The parties specifically consent to the jurisdiction of the state and federal courts of Texas and waive any objections to the exercise of the jurisdiction of such courts, including, without limitation, any objection based upon lack of personal jurisdiction, the absence of property of the award debtor in Texas or any alleged inconvenience relating to the exercise of jurisdiction by the courts of Texas.

10.12Release. By entering into this Agreement, each Party, on its own behalf, and on behalf of its Affiliates, successors and assigns and any other Persons claiming by, through or under such Party (each, a “Releasing Party”), hereby releases and forever discharges the other Party and its Affiliates, successors and assigns and any other Persons claiming by, through or under such Party (each, the “Released Party”) of and from any and all rights, claims, demands, controversies, suits, charges, complaints, contracts (whether oral or written and whether express or implied), promises at law or in equity, torts, violations of public policy, damages, expenses, costs, actions and causes of action, whether known or unknown, whether foreseen or unforeseen, that each Releasing Party had, now has, or may have in the future against each Released Party arising out of or relating to Supplier’s obligation to supply and FTSI’s obligation to purchase minimum or other required amounts of Product under the Prior Supply Agreement. For the avoidance of doubt, this release does not include (i) claims to enforce any of the terms of this Agreement or (ii) other types of claims arising prior to the date of this Agreement, whether arising under the Prior Supply Agreement or otherwise, which, to the extent applicable, shall be resolved in accordance with the terms of this Agreement. Each Party also represents and warrants that it has full authority to release the claims released under this Section 10.12; that it has not assigned any rights or claims under the Prior Supply Agreement other than to persons or entities on whose behalf this release is given; and no other person or entity owns (by transfer, encumbrance or otherwise) any of the rights or claims under the Prior Supply Agreement that are released hereby.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first referenced above.

FTS INTERNATIONAL SERVICES, LLC, a Texas limited liability company

By:	/s/ Michael Doss
	Name:	Michael Doss
	Title:	Chief Executive Officer

COVIA HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Jennifer D. Deckard
	Name:	Jennifer D. Deckard
	Title:	President and Chief Executive Officer

Signature Page to Amended and Restated Supply Agreement